Imprimis Pharmaceuticals Announces Fourth Quarter and Year-End 2016

Financial Results

San Diego, CA – March 21, 2017 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), an ophthalmology-focused pharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2016.

Key Fourth Quarter Financial Highlights and Recent Developments

●	Total revenue of $5.8 million in the fourth quarter of 2016, up 65% compared to revenue of $3.5 million reported for the same quarter a year ago, and representing a 19% increase compared to revenue of $4.9 million in third quarter 2016. Total revenue for the year 2016 was $19.9 million, a 105% increase compared to $9.7 million reported for the full-year 2015.

●	Ophthalmology-related sales were $3.6 million in the fourth quarter, representing a 20% quarterly growth rate compared to $3.0 million reported in the third quarter 2016. For the year 2016, ophthalmology-related sales were $11.0 million, an over 200% increase compared to $3.1 million reported for full-year 2015.

●	Loss from operations of $3.5 million and net loss of $6.1 million in fourth quarter of 2016, compared to loss from operations of $4.7 million and net loss of $5.1 million reported the same quarter of the prior year.

●	Adjusted EBITDA loss for the fourth quarter of 2016 was $2.4 million, an improvement compared to an Adjusted EBITDA loss of $3.0 million reported in the fourth quarter of 2015.

●	Gross margin reported in the fourth quarter 2016 was 47% compared to 44% for the same quarter the prior year. The company expects gross margins to increase during 2017 as a result of increased production, labor and ordering efficiencies at the New Jersey outsourcing facility, and implementation of previously-announced cost-reduction programs to decrease cash-based expenses by $3 million annually.

●	Completed a private placement transaction of common stock for a total of approximately $10.1 million in gross proceeds, before deducting underwriting and other customary expenses. The company’s CEO, CFO, Sr. Director of Corporate Development and a Board member participated in the offering.

●	With a compounded annual growth rate from 2014-2016 of 245%, Imprimis was recently ranked the 4th fastest growing biotech/pharmaceutical company and the 12th overall fastest growing company on Deloitte’s Technology Fast 500™ ranking of North American companies.

●	Commenced production of Imprimis’ core sterile ophthalmic formulations from the company’s new state-of-the-art FDA-registered outsourcing facility complying with current good manufacturing practice (cGMP) requirements for outsourcing facilities and enabling a simplified customer ordering process.

Mark L. Baum, CEO of Imprimis, stated, “We are pleased with our record growth in the fourth quarter and for the fiscal year 2016. Last year was a strategically critical time as we completed our New Jersey 503B outsourcing facility and registered it with the FDA and also assembled a seasoned senior management team to lead us into 2017 and beyond. We expect our new 503B facility will play an important role as our customer network expands and we enter new ophthalmic markets. Our goal is to continue growing market share in our core ophthalmology markets, cataract and refractive surgeries, while selectively targeting new larger markets within ophthalmology. In the first half of the year, we expect to launch our glaucoma strategy, which will include a series of preservative-free combination drops never before available in the U.S. We are also planning to make repackaged Avastin for wet age-related macular degeneration (Wet AMD) and diabetic macular edema (DME), and new mydriatics and anesthetics for ocular surgery. As we end the first half, we expect to launch new formulations for infection and inflammation targeted at the ophthalmic and optometric markets. During the second half of 2017, we anticipate launching our dry eye disease (DED) program which our team has been developing over the past year.”

“We have an exciting future as we continue to innovate new products and create value for our shareholders from our growing base of drug assets. I am confident the investments we have made to date will drive meaningful financial progress and allow us to reach our near-term goal of profitability, while ensuring a stable platform for our long-term growth. The entire Imprimis team remains steadfast in our commitment to the company’s mission and vision of providing high-quality innovative medications to physicians and their patients at affordable prices while building value for our shareholders.”

Recent Commercialization and Corporate Developments

●	Dropless Therapy® and LessDrops® combination topical drops are capturing an estimated 10 percent market share from large eye drop companies.

●	Serviced over 600,000 ocular surgeries since launch in April 2014.

●	Expanded customer base to over 1,500 ophthalmologists.

●	Growing a strong library of published clinical data. A recently-announced peer-reviewed paper provided a retrospective review of the efficacy of Dropless® and its benefits to patients, physicians and their staff.

●	Over 120 physicians are now prescribers of the IV Free MKO Melt sublingual conscious sedation formulation, an option to intravenous anesthetic for patients undergoing ocular and other surgical procedures. Imprimis intends to add the MKO Melt to its 503B facility portfolio in 2017 eliminating the need for patient-specific prescriptions and allowing for volume orders. During the year, the company plans to support two MKO Melt investigator-initiated studies at major U.S. teaching organizations focused in ophthalmology and dentistry. Additional surgical market opportunities for the MKO Melt include dental procedures, colonoscopies, prostatectomies, women’s health, dermatology procedures and vasectomies, representing over 70 million procedures performed annually in the U.S.

●	Entered into an agreement with the specialty pharmacy division of one of the largest pharmacy benefit managers in the country to supply Imprimis’ complete formulary through its national network of specialty pharmacies. This renowned PBM serves more than 65 million patients and dispenses one billion prescriptions annually.

●	Strengthened intellectual property (IP) portfolio in ophthalmology and other technologies. Imprimis now owns 27 key domestic and international patents or pending patent applications and over 150 U.S. and international trademarks have been issued or pending supportive of the company’s commercial sales and marketing activities.

ImprimisRx Pharmacy Operations

●	In February 2017 began shipments of core sterile ophthalmic formulations from the company’s New Jersey FDA-registered outsourcing facility in compliance with cGMP requirements for outsourcing facilities. Customers can register for an ImprimisRx 503B account to purchase the company’s flagship Dropless and LessDrops medications in convenient 20-unit boxes without the need for patient-specific prescriptions at http://www.imprimisrx.com/503b-prereg/. The facility is fully equipped with automated filling and labeling robotics and a new integrated order and fulfillment system that bypasses customer service and moves orders directly to the facility’s fulfillment center. The investments made to increase production and ordering efficiencies are expected to increase the customer experience and drive sales growth and increase margins.

Financial Summary

Selected highlights regarding operating results for the three months and full year ended December 31, 2016 and for the same periods in 2015 are as follows (in thousands, except per share data):

	For the three months ended December 31, 2016	For the three months ended December 31, 2015
Total Revenues	$5,793	$3,503
Cost of Sales	3,071	1,947
Gross Profit	2,722	1,556
Selling & Marketing Expenses	1,415	2,041
General & Administrative Expenses	4,213	4,177
Research & Development Expenses	601	33
Total Other Expense, net	2,554	429
Net Loss	$(6,102)	$(5,124)
Net Loss per Common Share	$(0.44)	$(0.53)

	For the year ended December 31, 2016	For the year ended December 31, 2015
Total Revenues	$19,942	$9,716
Cost of Sales	9,831	5,206
Gross Profit	10,111	4,510
Selling & Marketing Expenses	7,382	6,496
General & Administrative Expenses	17,569	12,504
Research & Development Expenses	739	332
Impairment of intangible assets and goodwill	303	-
Total Other Expense, net	3,205	1,077
Net Loss	$(19,087)	$(15,899)
Net Loss per Common Share	$(1.50)	$(1.66)

Adjusted EBITDA

In addition to the company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results, provides a more complete understanding of the company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the company’s core operating performance and that may obscure trends in the company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the company’s competitors.

The company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. The company believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA, a non-GAAP measure to the most comparable GAAP measure, net loss, for the three months ended December 31, 2016 and 2015 (in thousands):

For the three months ended December 31, 2016
Net Loss	$(6,102)
Stock-based compensation	684
Interest expense, net	782
Taxes	(111)
Depreciation	356
Amortization of intangible assets	89
Non-recurring expenses(1)	1,966
Impairment of intangible assets and goodwill	-
Other income, net	(42)
Adjusted EBITDA	$(2,378)

(1) Non-recurring expense items include one-time cost for extinguishment of debt.

For the three months ended December 31, 2015
Net Loss	$(5,124)
Stock-based compensation	1,124
Interest expense, net	429
Taxes	-
Depreciation	69
Amortization of intangible assets	91
Non-recurring expenses(2)	442
Other income, net	-
Adjusted EBITDA	$(2,969)

(2) Non-recurring expense items include certain transactional expenses and expenses related to restructuring the company’s sales and marketing efforts, including severance expenses.

The company’s management team will host a conference call and audio-only webcast today at 4:30 p.m. EST (1:30 p.m. PST) to discuss the financial results and recent developments. To participate in the call, please dial (877)-407-8035 for domestic callers or (201)-689-8035 for international callers. To listen to the webcast, please click here or visit the investor relations section of the Imprimis website at www.ImprimisRx.com. A replay of the call will be available until April 21, 2017. To access the replay, dial (877)-481-4010 domestically or (919)-882-2331 internationally and reference Conference ID: 10212.

About Imprimis Pharmaceuticals

Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to producing and dispensing high quality innovative medications in all 50 states. The company’s unique business model increases patient access and affordability to many critical medicines. Headquartered in San Diego, California, Imprimis owns and operates three production and dispensing facilities located in California, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisRx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; physician interest in prescribing our formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Other than drugs compounded at a registered outsourcing facility, all Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws.

###

Source: Imprimis Pharmaceuticals, Inc.

Media Contact
Deb Holliday
deb@pascalecommunications.com
412-877-4519

Investor Contact
Bonnie Ortega
bortega@imprimispharma.com
858-704-4587